Pep Boys Reduces Dividend

- Provides Preliminary Fourth Quarter and Fiscal 2008 Results –

- Previews Improved Sales Trends -

Philadelphia, PA – March 12, 2009 – The Pep Boys – Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced that its Board of Directors has reduced the Company’s quarterly dividend from $0.0675 to $0.03 per share. The next quarterly dividend is payable on April 27, 2009 to shareholders of record on April 13, 2009. The Company also provided preliminary fourth quarter and fiscal 2008 results. Full and final fourth quarter and fiscal 2008 results will be reported on April 8, 2009.

“Given today’s tight credit markets and the reduction in stock valuations, the Board of Directors determined that a reduction in our dividend is both prudent and appropriate at this time,” commented Chairman of the Board James Mitarotonda. “We will continue to review the dividend level quarterly and will make adjustments as warranted to account for improved market conditions and company performance.”

Pep Boys expects to report fourth quarter sales of $466 million, a decrease of 10.1% from the $518 million reported for the prior year period. Fiscal 2008 sales are expected to be approximately $1,928 million, a decrease of 9.8% from the $2,138 million reported for the prior year period. The expected loss per share will be between $0.59 and $0.69 per share for the fourth quarter compared to a loss per share of $0.39 for the fourth quarter of last year. The expected annual loss will be between $0.53 and $0.63 per share as compared to an annual loss of $0.79 per share for the prior year.

The general pullback in consumer spending during the fourth quarter of 2008 resulted in a weak holiday season and the deferral of tire purchases. In addition, fourth quarter 2008 results were adversely affected by increased legal and inventory-related accruals of approximately $8.0 million, asset impairments of approximately $4.0 million, the accelerated amortization of approximately $1.0 million of expenses related to the Company’s recently replaced credit facility, $0.6 million in costs associated with previously announced cost-cutting initiatives and a reduction of the Company’s tax provision benefit by approximately $7.0 million due to changes in the Company’s effective tax rate.

“We spent much of 2008 repositioning Pep Boys for future success,” said CEO Mike Odell. “We cleared non-core inventory, updated our hard parts assortments, re-merchandised our stores, installed a new service selling system, tested new marketing programs, implemented new incentive compensation programs designed to improve customer service and sales, and also reduced our overhead costs.”

Mike Odell continued, “We are encouraged that operational improvements designed to drive a better customer experience are beginning to take hold as customer service scores continue to rise and customer complaints decline dramatically. We fully expect these efforts to pay off with improved results and for Pep Boys to be profitable in 2009.”

Company-wide sales trends have greatly improved from the 10.1% decline we experienced in the fourth quarter of fiscal 2008 to flat sales in the first five weeks of fiscal 2009 versus the same period last year. The Company is experiencing positive sales comparisons year on year in both its service and commercial businesses, particularly in the Northeast. Sales trends in the retail business have also improved, but are still running single-digit declines due to reduced customer demand in our discretionary categories. During the third and fourth weeks of February, Pep Boys launched new TV and radio ads focused on tires and oil changes, and experienced significant sales increases in its service business during the promotion.

“Our new marketing program is driving customers in, and our store associates are embracing our “customer first” culture by delivering fast, expert service, every time, to keep them coming back,” remarked Mike Odell.

Furthering this focus on service, Pep Boys expects to open its first three service “spokes” by the end of the second quarter. These service-only facilities will be located in Ventura, CA, East Puente Hills, CA and Bridgeport, PA.

In addition, the Company has previously announced the completion of a new $300 million senior secured revolving credit facility to support Pep Boys’ operations and growth.

Pep Boys has over 560 retail stores and approximately 6,000 service bays in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Contact: Pep Boys, Philadelphia Investor Contact: Ray Arthur, 215-430-9720 Media Contact: Peter Robinson, 215-430-9553 Internet: http://www.pepboys.com